UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

PROVIDENCE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-30377 (Commission File Number)	06-1538201 (IRS Employer Identification No.)

500 N. Capital of Texas Highway, Building 3, Suite 100, Austin, Texas  78746

 (Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (512) 970-2888

5300 Bee Caves Road, Bldg. 1, Suite 240, Austin, Texas  78746

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01        Other Events

On August 27, 2008, The Harding Company (“Harding”) filed a complaint in the District Court of the 160th Judicial District of Dallas County, Texas (the “Court”) against the Providence Resources, Inc. (the “Company”). Harding sought (i) amounts remaining due of $1,177,032 for drilling wells in Comanche and Hamilton Counties and $340,358 for the pipeline to these dry wells under a Joint Exploration Agreement dated October 1, 2005, as amended (ii) access to the seismic data from Val Verde County and its purported right to acquire an additional five percent of participation in the Val Verde leases under the Agreement for Purchase and Sale dated February 21, 2006, as amended, and (iii) attorneys’ fees.

On November 5, 2008, the Company, represented by Andrews Kurth, LLP, filed a counterclaim against Harding that sought damages for fraud, negligent misrepresentation, breach of contract, and breach of fiduciary duty arising out of Harding’s solicitation of the Company to invest in a drilling and development venture in Comanche and Hamilton Counties. The Company sought actual and exemplary damages for (i) the loss of its investment under the Joint Exploration Agreement, (ii) specific performance of the repurchase provision pertaining to Harding’s five percent participation in the Val Verde leases and (iii) attorneys’ fees.

On June 28, 2010, the Company received notice that on June 7, 2010, the Court had accepted a settlement entered into by the parties on all claims asserted in the litigation. The settlement included the discharge of amounts allegedly due to Harding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            Providence Resources                                                                         Date

By: /s/ Gilbert Burciaga                                                                                    June 30, 2010

Name: Gilbert Burciaga

Title: Chief Executive Officer, Chief Financial Officer, and Director